Exhibit 99.1

Quest Diagnostics Incorporated

3 Giralda Farms

Madison, New Jersey 07940

Contacts:

Wendy Bost (Media): 973-520-2800

Kathleen Valentine (Investors): 973-520-2900

Quest Diagnostics Reaches Agreement in Principle to Settle

California Lawsuit Related to Medi-Cal Billing

Madison, NJ, May 09, 2011 -- Quest Diagnostics Incorporated (NYSE: DGX) today announced it has reached an agreement in principle to settle a previously disclosed civil lawsuit, brought by a California competitor, in which the State of California intervened. In the lawsuit, the plaintiffs alleged, among other things, that the company did not comply with California’s “comparable charge” regulations, resulting in overpayments for laboratory testing services by Medi-Cal, California’s Medicaid program.

As part of the agreement in principle, the company has agreed to pay $241 million to resolve the “comparable charge” allegations. The company also has agreed to reporting obligations regarding its pricing for a limited time period and, in lieu of such obligations for a transitional period, to provide Medi-Cal with a discount until the end of July 2012. The company will also be provided with a full release of all the claims alleged in the lawsuit. The agreement in principle is subject to certain approvals by the State of California and final approval by the company’s Board of Directors. In the event that a settlement is not finalized, the company will continue to vigorously defend itself in the pending litigation and could incur significant costs in doing so.

As a result of the agreement in principle, Quest Diagnostics has recorded a pre-tax charge of $236 million, $195 million after tax or $1.19 per share. Due to the timing of the agreement in principle, this charge is reflected in first-quarter 2011 results and, accordingly, updates results previously disclosed on April 20, 2011.

First-quarter 2011 adjusted income from continuing operations is $164 million, or $1.00 per diluted share, unchanged from the amount disclosed on April 20, 2011. Adjusted results exclude the Medi-Cal charge, the estimated impact of severe weather, charges for workforce reductions, and costs associated with the Athena and Celera transactions. The Medi-Cal charge reduces previously reported income from continuing operations by $195 million or $1.19 per share, resulting in a loss of $53 million and a loss of $0.33 per diluted share. Income from continuing operations was previously reported as $141 million or $0.86 per diluted share.

Adjusted operating income is $301 million, or 16.3% of revenues, for the first quarter 2011, unchanged from the amounts disclosed on April 20, 2011. The Medi-Cal charge reduces previously reported operating income by $236 million and operating income as a percentage of revenues by 13.0%, to $31 million, or 1.7%, respectively. Operating income for the first quarter was previously reported as $267 million, or 14.7% of revenues.

Outlook for 2011

The company has updated its guidance from continuing operations to reflect the impact of the Medi-Cal charge. For the full-year 2011, the company now expects results from continuing operations, before future special items, as follows:

•        Revenue to grow approximately 2%, unchanged from previous guidance.

•        Earnings per diluted share to remain between $4.25 and $4.45 on an adjusted basis and to be between $2.92 and $3.12 on a reported basis;

•        Operating income as a percentage of revenues to remain between 17.5% and 18.0% on an adjusted basis and to be between 14.0% and 14.5% on a reported basis;

•        Cash from operations of approximately $900 million, compared to previous guidance of approximately $1.1 billion, after reflecting the anticipated after-tax impact of the Medi-Cal charge; and

•        Capital expenditures to approximate $220 million.

The outlook on an adjusted basis excludes the first-quarter impact of the Medi-Cal charge, the estimated impact of severe weather, charges for workforce reductions, and costs associated with the Athena and Celera transactions. The outlook does not reflect the impact of the Celera acquisition and will be updated after completion of the merger.

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted” refers to the operating performance measures that exclude the impact of the Medi-Cal charge, the estimated impact of severe weather, charges associated with workforce reductions, and costs associated with the Athena and Celera transactions. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in "Business," "Risk Factors," "Cautionary Factors that May Affect Future Results," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Quantitative and Qualitative Disclosures About Market Risk" in the company's 2010 Annual Report on Form 10-K and other items throughout the Form 10-K and the company's Current Reports on Form 8-K.

This press release, including the attached notes, is available online in the Newsroom section at www.QuestDiagnostics.com.

FOOTNOTES FOLLOW

# # #

Non-GAAP Financial Measures

1) Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations, and diluted earnings per common share represent the Company’s results before the impact of the Medi-Cal charge, the estimated impact of severe weather, restructuring charges and transaction costs related to the acquisitions of Athena Diagnostics and Celera Corporation. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States of America when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following table reconciles reported results to adjusted results:

	Three months ended March 31, 2011 (dollars in millions, except for earnings per share)
	As Reported	Medi-Cal Charge (a)	Severe Weather (b)	Restructuring Charges (c)	Transaction Costs (d)	As Adjusted
Operating income	$ 31.0	$ 236.0	$ 18.5	$ 13.3	$ 2.3	$ 301.1
Operating income as a % of net revenues	1.7%	13.0%	0.8%	0.7%	0.1%	16.3%
Income (loss) from continuing operations (e)	(53.5)	194.7	11.3	8.1	3.8	164.4
Diluted earnings (loss) per common share	(0.33)	1.19	0.07	0.05	0.02	1.00

(a)	Represents the first quarter pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal.

(b)	Represents an estimate of the impact of severe weather.

(c)

Results for the three months ended March 31, 2011 include $13.3 million of pre-tax restructuring charges, or $0.05 per diluted share, principally associated with workforce reductions. Of these costs, $9.0 million and $4.3 million were included in cost of services and selling, general and administrative expenses, respectively.

(d)

Results for the three months ended March 31, 2011 include $4.7 million of pre-tax transaction costs, or $0.02 per diluted share, associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $2.3 million, primarily related to professional and filing fees, was recorded in selling, general, and administrative expenses and $2.4 million of financing related costs were recorded in interest expense, net.

(e)

Income tax expense of $41.3 million associated with the Medi-Cal charge was calculated by applying a combined federal and the applicable state tax rate of 36% to the portion of the charge for which a tax benefit has been recorded. For the estimated impact of severe weather and the impact of restructuring charges, income tax expense of $7.2 million and $5.2 million, respectively, was calculated using a combined federal and state rate of 39%. Income tax expense of $0.9 million associated with transaction costs was calculated by applying a combined federal and state rate of 39% to those costs for which a tax benefit has been recorded.

2)   The outlook for adjusted diluted earnings per common share, adjusted operating income as a percentage of net revenues and adjusted cash from operations represent management's estimates of diluted earnings per common share, operating income as a percentage of net revenues and cash from operations for the full year 2011 before the impact of the Medi-Cal charge, the estimated impact of severe weather, restructuring charges, and transaction costs related to the acquisitions of Athena Diagnostics and Celera Corporation. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company's ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share, operating income as a percentage of net revenues and cash from operations. Adjusted diluted earnings per common share, adjusted operating income as a percentage of net revenues and adjusted cash from operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amounts determined under accounting principles generally accepted in the United States.

     The following table reconciles our 2011 outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the first quarter impact of the Medi-Cal charge, the estimated impact of severe weather, restructuring charges and costs associated with the Athena and Celera transactions.

	Outlook for 2011 Before Future Special Items
	As Reported	Medi-Cal Charge (a)	Severe Weather (b)	Restructuring Charges (c)	Transaction Costs (d)	As Adjusted
Diluted earnings per common share	$2.92- $3.12	$1.19	$0.07	$0.05	$0.02	$4.25-$4.45
Operating income as a % of net revenues	14.0%-14.5%	3.0%	0.3%	0.2%	%	17.5%-18.0%
Cash from operations	~$900	$195	(e)	(e)	(e)	~$1,100

(a) Represents the first quarter pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal.

(b) Represents an estimate of the impact of severe weather.

(c) Represents first quarter pre-tax restructuring charges of $13.3 million principally associated with workforce reductions.

(d) Represents first quarter pre-tax transaction costs of $4.7 million associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $2.3 million, primarily related to professional and filing fees, was recorded in selling, general, and administrative expenses and $2.4 million of financing related costs were recorded in interest expense, net.

(e) Not significant to the outlook for cash flows from operations.